Exhibit 19.1

Audax Management Company, LLC

Audax Management Company (NY), LLC

(Together, the “Firm”)

Insider Trading, Material Non-Public Information and Market Manipulation Policy

I. Insider Trading and Material Non-Public Information

A. General

You and the members of your Family/Household1 are prohibited from engaging in, or helping others to engage in, insider trading. Under applicable Federal and state securities laws, it is illegal for any person to knowingly or recklessly breach a duty of trust or confidence owed that person by trading in securities while in possession of material, non‑public information (“MNPI”) about such securities, communicating (“tipping”) MNPI to others, recommending the purchase or sale of securities on the basis MNPI or providing substantial assistance to someone who is engaged in any of the above activities. These illegal activities are commonly referred to as “insider trading” and are described below. The United States Securities and Exchange Commission (“SEC”), state securities regulators, the United States Department of Justice (“DOJ”) and state criminal authorities are charged with investigating potential securities law violations and enforcing the securities laws.

In the ordinary course of the Firm’s business, you may become aware of MNPI concerning companies in which the Advised Vehicles (defined below) may invest. If you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of MNPI about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws.

Note that the prohibition on trading while in possession of MNPI applies to securities generally, including securities of companies with which the Firm and the separate accounts and pooled investment vehicles that it advises (each, an “Advised Vehicle” and collectively, the “Advised Vehicles”) neither have, nor are considering, an investment or other relationship.

1 For purposes of this policy, members of your Family/Household include: (i) your spouse (unless they do not live in the same household as you and you do not contribute in a material way their support), (ii) your children under the age of 18, (iii) your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in a material way their support), and (iv) any of your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law (including in each case adoptive relationships) who live in your household.

1. What Information is Material?

Information is considered “material” if there is a substantial likelihood that a reasonable investor might consider such information important in deciding whether to buy, sell, or hold securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy, sell, or hold.) Material information may be positive or negative information and may relate directly or indirectly to the security’s issuer. For example, information about an asset held in advised CLO could be considered material information about the CLO.. Information that could reasonably affect the price of securities is almost always material. Common examples of some types of material information include, but are not limited to:

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Knowledge that the Firm or any other financial institution is contemplating a financial transaction with the company;
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Projections of future earnings or losses or changes in previously released projections;
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Financial results for the quarter or year;
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News of a pending or proposed merger, acquisition, disposition, investment, joint venture, or other purchase or sale of assets;
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Changes in dividend policies or the declaration of a stock split or the offering of additional securities;
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Changes in management;
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Obtaining or losing important contracts, customers, or suppliers;
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Important product developments or discoveries;
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Impending bankruptcy or financial liquidity problems;
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The grant or denial of significant governmental or regulatory approvals;
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Financing developments; or
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Litigation developments.

Bear in mind that if an employee’s securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction with hindsight.

2. What is Non-Public Information?

Information is considered nonpublic until it has been effectively disclosed to the marketplace. Examples of effective disclosure include public filings with the U.S. Securities and Exchange Commission (“SEC”), company press releases, and company meetings with members of the press and public. In addition to being publicly disclosed, there must also be adequate time for the market as a whole to digest the information. At least two full business days of general availability may be required for information to be considered public.

3. Attribution

The SEC takes the view that MNPI possessed by one of a firm’s employees or other personnel may be attributed to the entire firm. As a result, where one member of the Firm’s personnel makes a trade in an issuer’s securities without personally being aware of any MNPI related to that issuer, the Firm may nonetheless incur liability under the securities laws if any other employee was aware of such information at the time the trade was made. However, the securities laws provide firms with an affirmative defense to such charges, and that defense depends upon the establishment and enforcement of policies and procedures reasonably designed to control the flow of MNPI within the firm.

4. Tippee Liability

Investment professionals at the Firm must be especially wary of MNPI disclosed in breach of a corporate insider’s duty of trust or confidence that the corporate insider may owe to his or her corporation and/or such corporation’s shareholders. Even when there is no expectation of confidentiality, an investment professional at the Firm may become an “insider” upon receiving MNPI in circumstances in which a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. Indirect personal benefits may include, for example, a reputational benefit or an expectation of a “quid pro quo.” It is also possible for a person to become an “insider” or “tippee” upon obtaining MNPI inadvertently, including information derived from social situations, business gatherings, overheard conversations and misplaced documents. If you are not sure whether information you have received is MNPI, please ask the Firm’s Chief Compliance Officer (“CCO”) or any member of the Audax legal team. Do not guess.

Under U.S. securities law and subject to Rule 14e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), described below, a “tippee” assumes a fiduciary duty to the shareholders of a corporation not to trade on MNPI only when the insider has breached his or her fiduciary duty to the shareholders by disclosing the information to the “tippee” and the “tippee” knows or should know that there has been a breach.

Rule 14e-3 is a special SEC rule relating to tippee liability for information relating to tender offers. Rule 14e-3 prohibits trading (absent effective disclosures) by any person, including a tippee, who is in possession of MNPI relating to a tender offer if (i) the bidder has taken a “substantial step” toward the commencement of a tender offer and (ii) the person in possession of the information knows or has reason to know the information was acquired from the bidder, the target or their respective agents. Under this rule a duty does not have to be breached by the person providing the information for a tippee to be held liable. However, to be liable for insider trading under this rule, the tippee must be aware that the bidder, target or one of their respective agents is the ultimate source of the information.

5. Reporting Obligation

If you believe that you are in possession of MNPI regarding an issuer, you should refrain from trading in such issuer’s securities, whether on behalf of the Firm, an Advised Vehicle or for your own account, and contact the CCO or CALO immediately. The CCO will update the Restricted Securities List (as described below) as necessary. If you are not sure whether information in your possession is MNPI, please ask the CCO or any member of the Audax legal team. Do not guess.

6. “Big Boy” Letters

“Big Boy” letters are agreements between investors which address the frequent reality that, as experienced and sophisticated traders, one party to a transaction (usually the seller) has access to non-public information while the other does not, and yet both parties still want to proceed with the sale. In practice, such agreements take a variety of forms and terms vary. Most involve a representation by the buyer in a securities transaction (which could include debt securities) that (a) the buyer is a sophisticated investor, (b) the buyer understands that the seller may possess material non-public information that will not be disclosed to the buyer, and (c) the buyer effectively waives any claim it may have under the federal securities laws, including Section 10(b) or Rule 10b-5 of the Exchange Act. No Firm personnel may effect a purchase or sale of an issuer’s securities in reliance on a so-called “Big Boy” letter when that issuer appears on the Restricted List, unless he or she obtains prior approval to do so from the CCO, or his designee.

7. Use of Industry Experts or Similar Consultants

The Firm has adopted special policies (described below) for interactions that Firm personnel may have with industry experts or similar consultants who may have access to MNPI and who could inadvertently or otherwise communicate MNPI to the Firm. No employee may communicate with any industry expert or consultant without complying with these policies. Employees are prohibited from asking for MNPI about public companies during such interactions. To the extent any employee believes he or she has received MNPI, he or she should advise a member of the Audax legal team as quickly as possible.

Expert network relationships are managed principally by the Business Development team. Business relationships with an expert network should be memorialized via a written agreement reviewed by a member of the Audax Legal team. The final version of each agreement should be saved with other commercial agreements.

Audax currently engages, or has recently engaged, the following expert networks (with varying degrees of frequency):

[redacted]

Contact between the Firm and expert networks must be reported to a designee of the CCO (the “Expert Network Contact”). When communicating via email with an expert network, Firm deal team members must copy the applicable expert network email list. This includes copying the applicable expert network email list on the calendar invite for any scheduled call with an expert. The following disclaimer must be communicated, verbally, via email, or via recording, by a deal team member, or by the expert network, to the expert prior to or at the beginning of every call/meeting:

“Our firm policy requires that we remind you that we are looking only for general industry insights and opinions. Please do not share material, non-public or confidential information with us.”

The Compliance team reserves the right to join any call with an expert network.

Utilizing (i) copies of emails sent to the expert network email lists on all expert network correspondence, (ii) regularly provided usage reports from the Expert Networks, and (iii) post expert network call alerts from Firm deal team members, or (iv) by joining and auditing a call, the CCO or a designee will regularly sample test calls to confirm that the disclaimer is being read and/or played via recording.

8. Transactions Prohibited While in Possession of MNPI

Neither you nor anyone acting on your behalf nor anyone who learns the MNPI from you may trade. This prohibition continues whenever and for as long as you are in possession of MNPI. The same restrictions apply to members of your Family/Household, as well as to friends and business associates. In addition, you may be subject to insider trading penalties if you pass MNPI on to others who trade, whether or not you derive any benefit from the trading. You should note that restrictions on trading certain securities might extend beyond the point at which any MNPI becomes public, as a result of contractual or other obligations the Firm has entered into with respect to such securities.

B. Restricted Securities List

If you are presented with the opportunity to learn non-public information to assist in your analysis of any security or other instrument, prior to signing any confidentiality letter or agreement relating to the information, you must clear with a member of the Audax legal team the signing of any such confidentiality letter or agreement. If you obtain information about an investment that you believe may be MNPI, you must immediately notify the CCO of the information. If the CCO determines that the information constitutes MNPI that might expose the Firm or any of its affiliates to liability for “insider trading,” the company to which the information relates will be placed on the Restricted Securities List described below. Companies included on the Restricted Securities List must not be discussed with persons outside the Firm without the prior consent of the CCO.

When a company is placed on the Restricted Securities List, no member, employee or other personnel of the Firm or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may trade in the securities or other instruments of the company, either for their own account or for the account of the Firm or any Advised Vehicle, absent authorization from the CCO, until that company is removed from the Restricted Securities List. In addition, no member, employee or other personnel of the Firm or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may recommend trading in the securities or other instruments of such company, or otherwise disclose MNPI regarding such company, to anyone other than the CCO and personnel of the Firm with whom such person is working on a matter to which such MNPI relates. The Restricted Securities List is a highly confidential list of companies that is maintained electronically by the CCO, and its contents must not be communicated directly or indirectly to anyone outside the Firm (other than to Family/Household members in connection with the administration of this policy and the Code of Ethics – such Family/Household members must be informed of the confidential nature of the Restricted Securities List, and the applicable employee or other personnel will be held responsible for disclosures by Family/Household members). An electronic version of the Restricted Securities List will be updated periodically by the CCO or Compliance Officer, generally whenever a company is added to or deleted from the Restricted Securities List, and maintained through the Audax Compliance Website.

C. Sanctions

Insider trading violations may result in severe sanctions being imposed on any individual involved and on the Firm. Those sanctions could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at or about the same time as the person who traded on inside information and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this policy may result in termination of your employment and referral to the appropriate authorities. The Firm reserves the right to institute additional procedures to ensure compliance with insider trading laws and this policy, including trade preclearance requirements and post-trade monitoring procedures.

D. No Fiduciary Duty to Use Inside Information

Although the Firm has a fiduciary relationship with respect to the Advised Vehicles, it has no legal obligation to recommend or to carry out investment transactions in the securities of any company while in possession of information its personnel know to be MNPI relating to that company. If you have any doubt or uncertainty about whether any particular course of action might give rise to an insider trading or fiduciary duty issue, you should consult with the CCO. Do not guess.

II. Market Manipulation Policy

A. Overview

It is essential that no personnel of the Firm engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market in a deceptive manner, as discussed below, is a violation of the federal securities laws and of the Firm’s policies and standards of conduct.

B. Policy

Firm personnel may not engage in any deceptive practice intended to manipulate the market in an issuer’s publicly traded securities. Examples of such practices are provided below under “Legal Background.”

C. Legal Background

The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors by artificially controlling or affecting the price of a security traded in such marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand for a stock or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

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portfolio pumping (submitting orders to purchase securities held in an Advised Vehicle near the close of trading on the last day of a period for which the Advised Vehicle’s performance will be reported (e.g., quarter-end));
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window dressing (adding or eliminating securities holdings of an Advised Vehicle on or around the date for which the Advised Vehicle’s holdings will be reported solely in order to make the Advised Vehicle’s holdings appear more favorable to the Advised Vehicle’s investors (e.g., by eliminating a poorly performing holding or acquiring a security that has performed well));
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marking the close (executing securities transactions at or near the close with a purpose of inflating the day’s price);
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wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);
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front running (transacting in a security for one’s own account while taking advantage of advance knowledge of an Advised Vehicle’s pending transactions);
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spreading false rumors;
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disseminating false information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;
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matched orders (buying a security with a low turnover and subsequently placing contemporaneous buy and sell orders for the security for substantially the same number of securities at substantially the same time and at substantially the same price, with the aim of conveying an appearance of renewed interest in the security);
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runs (also known as pumping and dumping);
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corners; and
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abusive squeezes (control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of stock for investment purposes and incidentally affecting the price is unlawful. It is permissible for trading to have a corollary effect upon the price of a security as an ancillary consequence of buying or selling that security, so long as the investor’s purpose is not to create an artificial impression about the demand for, or supply of, the security. Further, certain of the practices described above may in certain instances be made in connection with legitimate business purposes and in such instances would not constitute market manipulation. Personnel with any questions whether any transaction may constitute market manipulation should contact the CCO or CALO immediately.

The most cited anti-manipulative provisions of the federal securities laws are Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder. Section 10(b) makes it unlawful to use or employ, in connection with the purchase or sale of any security, any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the SEC may prescribe. The various rules promulgated by the SEC under Section 10(b) define specific activities as manipulative or deceptive acts or practices. Rule 10b-5, however, sometimes referred to as the “anti-manipulation” rule, sets forth the general prohibition on fraudulent, deceptive or manipulative devices. The prohibitions against manipulative and deceptive acts under Section 10(b) and Rule 10b-5 apply to all securities, not just those registered on a national stock exchange. The SEC and the federal courts have established that pure manipulation – that is, merely undertaking acts to raise or lower the price of a security – constitutes a “manipulative or deceptive device” and a “scheme to defraud.”

Section 17(a) of the Securities Act of 1933, as amended, is also a general antifraud provision and applies to manipulation in the over-the-counter market. Section 17(a) proscribes material misrepresentations or omissions, any scheme, device or artifice to defraud or any fraudulent or deceitful transaction, practice or course of business, in the offer or sale of securities.

Section 9(a) of the Exchange Act specifically prohibits various manipulative practices. For example, Section 9(a)(1) prohibits the use of “wash sales” and “matched orders” for the purpose of creating a false or misleading appearance of active trading in any security registered on a national exchange. Section 9(a)(2) prohibits manipulation of prices by any person, acting alone or with others, who for the purpose of inducing others to buy or sell a particular security, effects a series of transactions in the security which creates actual or apparent active trading in the security or causes a rise or decline in the price of the security. Section 9(a)(3) prevents brokers, dealers and others from circulating or disseminating information about a security to the effect that the price of the security will or is likely to rise or fall for the purpose of raising or lowering the price of the security.

Rule 10b-21 under the Exchange Act makes it unlawful to submit an order to sell a security if the person submitting the order deceives a broker-dealer, a participant of a registered clearing agency or a purchaser regarding his or her intention or ability to deliver the security by the settlement date and to then fail to deliver the security by the settlement date. Among other things, Rule 10b-21 targets short sellers who deceive broker-dealers about their source of borrowable shares for purposes of complying with the “locate” requirement of Rule 203(b)(1) of Regulation SHO. Rule 10b-21 also applies to sellers who misrepresent to their broker-dealers that they own the shares being sold.